EXHIBIT 5.1

May 24, 2005

Board of Directors
First Horizon National Corporation
165 Madison Avenue
Memphis, TN 38103

RE:	Registration on Form S-4 of 550,000 shares of Common Stock, par value $0.625 per share, of First Horizon National Corporation

Ladies and Gentlemen:

      As Senior Vice President, Assistant General Counsel and Corporate Secretary of First Horizon National Corporation, a Tennessee corporation (the “Company”), I have acted as counsel to the Company in connection with the registration on Form S-4, Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 550,000 shares of its common stock, $0.625 par value (the “Common Stock”) and associated stock purchase rights (the “Rights”) to be issued pursuant to the Company's Shareholder Protection Rights Agreement dated as of October 20, 1998. The shares of Common Stock are to be issued to shareholders of the common stock of West Metro Financial Services, Inc., a Georgia corporation (“West Metro”), pursuant to the terms of the Agreement and Plan of Merger dated as of March 15, 2005 by the Company and West Metro (the “Agreement”) in exchange for shares of West Metro common stock owned by such shareholders.

      I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the restated charter, as amended, of the Company, the bylaws, as amended, of the Company, the Agreement, the minutes and records of corporate proceedings of the Company, and such other corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for purposes of this opinion. In rendering such opinion, with your approval, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein, and I have relied to the extent I deem such reliance appropriate as to certain matters of fact on statements, representations and other information obtained from public officials, officers of Company and such other sources believed by me to be responsible, but I have not independently verified the accuracy, completeness or fairness of the statements or representations contained in such documents, except as set forth herein.

      Based upon the forgoing and subject to the limitations and qualifications set forth herein, it is my opinion that:

(1) The Common Stock to be issued to the shareholders of West Metro pursuant to the Agreement will, when issued pursuant to the terms of the Agreement, be validly issued, fully paid and non-assessable.

(2) When the Common Stock has been validly issued, the Rights attributable to the Common Stock will be validly issued.

      In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

      The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus that is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ CLYDE A. BILLINGS, JR.
Clyde A. Billings, Jr.